Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: MICHAEL N. KENNEDY

1600 BROADWAY, SUITE 2200

MANAGER - INVESTOR RELATIONS

DENVER, COLORADO 80202	303.812.1739

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES FIRST QUARTER PRODUCTION OF

498 MMCFE PER DAY AND NET DEBT OF $733 MILLION

DENVER, COLORADO — May 4, 2005 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the first quarter of 2005. In the first quarter of 2005, the Company had the following highlights:

•                  Sales volumes were 44.9 Bcfe, a year-over-year increase of 15%.

•                  Lease operating expense was $1.07 per Mcfe, a year-over-year decrease of 13%.

•                  EBITDA and net cash flow from operations, exclusive of working capital items increased 42% and 40%, respectively, compared to the first quarter of 2004

•                  Free cash flow was $79 million.

•                  Net debt at March 31, 2005 was reduced to $733 million resulting in a net debt to book capitalization rate of 33%.

•                  Announced the acquisition of a private company whose primary assets are in the Buffalo Wallow Field in Texas.

H. Craig Clark, President and CEO, stated, “Our business model of generating growth combined with significant free cash flow continues to provide positive results for our shareholders.  During the first quarter, production increased about 2% from our 2004 exit rate without any production from our Buffalo Wallow acquisition which closed on April 1, 2005.  This organic production growth, which almost replaced production sold in our fourth quarter property dispositions, was achieved while generating almost $80 million in free cash flow.  Exploration and development capital expenditures in the quarter represented only 53% of our cash flow.  The rate at which we are generating free cash flow should allow us flexibility on acquisitions.

I am particularly pleased with our continued success in holding the line on cash costs in our operations.  Total cash costs per-unit during the quarter were below those experienced in 2004.  Our goal remains to not exceed the cash costs per-unit achieved in 2004 by offsetting inflation in services with additional efficiencies.

In addition to our operational achievements, we added the Buffalo Wallow development project to our inventory of opportunities.  This project further improves the quality of our inventory and substantially increases our project count.  It adds a legacy asset in the Western Business Unit.”

FIRST QUARTER 2005 RESULTS

For the first three months of 2005, Forest’s sales volumes were 498 MMcfe/d or an increase of 15% compared to the first quarter of 2004.  Natural gas volumes increased 13% and liquids volumes increased 17% in the 2005 period compared to the 2004 period.  The Company’s EBITDA increased 42% compared to the first quarter of 2004 to $185 million, due to the 15% increase in production and higher per unit netbacks (oil and gas sales revenue less lease operating expenses, production and property taxes, and transportation costs).

During the first quarter, net cash flow from operations, exclusive of working capital items was approximately $167 million.  This was used to reduce long-term debt and to fund capital expenditures.  At March 31, 2005, net debt (principal amount of long-term debt less cash on hand) decreased to $733 million compared to $797 million at December 31, 2004 and $830 million at March 31, 2004.  The Company exited the first quarter of 2005 with a net debt to book capitalization rate of 33%.  As a result of its Buffalo Wallow acquisition, the Company’s net debt increased to $968 million and its net debt to book capitalization rate increased to approximately 40% on April 1, 2005.

For the quarter ended March 31, 2005, Forest reported net earnings of $38.9 million or $.65 per basic share.  Earnings for the first quarter of 2005 included a $6.6 million charge ($4.1 million after-tax) related to unrealized losses recorded for the ineffective portions of our commodity  hedges as well as a $2.9 million charge ($1.8 million after-tax) primarily due to the impairment of properties related to our exit from Romania.  Without the effect of these items, net earnings for the quarter would have been $44.8 million or $.74 per basic share. This amount compares to net earnings of $19.7 million or $.37 per basic share in the corresponding 2004 period computed on a comparable basis, excluding losses recorded for ineffective commodity hedges of $1.0 million ($.6 million after-tax).  Increased earnings for the quarter ended March 31, 2005 as compared to the corresponding period of 2004 were due primarily to increased sales volumes and higher oil and gas prices offset by higher depletion expense.

Certain Comparative Financial and Operating Data

The following table sets forth certain of Forest’s financial and operating data for the quarters ended March 31, 2005 and 2004:

	Three Months Ended March 31,
	2005	2004
Daily natural gas sales volumes (MMcf):
United States	258.7	233.8
Canada	49.0	34.5
Total	307.7	268.3

Daily liquids sales volumes (MBbls):
United States	28.1	24.4
Canada	3.7	2.5
Total	31.8	26.9

Equivalent daily sales volumes (MMcfe):
United States	427.1	380.0
Canada	71.2	49.5
Total	498.3	429.5

Total equivalent sales volumes (Bcfe)	44.9	39.1

Oil and gas sales revenue (millions) (1)	$258.9	193.8

Average gas sales price (per Mcf) (1)	$5.58	5.08

Average liquids sales price (per Bbl) (1)	$36.48	28.54

Costs (per Mcfe):
Lease operating expenses	$1.07	1.23
Production and property taxes	$.22	.19
Transportation costs	$.12	.09
General and administrative expense	$.24	.16
Interest expense	$.32	.33
Current income tax expense	$.03	.02

Capital expenditures (millions):
Exploration and development	$89	49
Acquisitions	8	10
Total	$97	59

(1)  Includes effects of hedging.

First Quarter 2005 Financial and Operational Results

In the quarter ended March 31, 2005, oil and gas sales volumes increased approximately 15% compared to the first quarter of 2004 due primarily to acquisitions of producing properties made in June 2004 (net of approximately $100 million of property dispositions) and organic growth.  Increased sales volumes coupled with increased net price realizations of 28% and 10% for oil and natural gas, respectively, increased oil and gas revenue 34% in the first quarter of 2005 compared to the first quarter of 2004.

Lease operating expenses (LOE) decreased to $47.9 million for the quarter ended March 31, 2005 or 1% from $48.2 million for the corresponding 2004 period despite a 15% increase in production.  On a per-unit basis, LOE decreased 13% from $1.23 per Mcfe in the first quarter of 2004 to $1.07 per Mcfe in the first quarter of 2005.

Production and property taxes increased by $2.4 million or 33% during the first quarter 2005 compared to the prior year’s first quarter.  The increase was attributable to higher commodity prices.  As a percentage of oil and natural gas revenue excluding hedging, the first quarter 2005 and 2004 production and property taxes were consistent at 3.5%.

General and administrative expense increased 69% to $10.8 million for the quarter ended March 31, 2005 compared to $6.4 million for the corresponding period in 2004. The increase resulted primarily from increased headcount due to acquisition activities and a decrease in our overhead capitalization rate from 48% in 2004 to 37% in 2005.  Combined capitalized and expensed overhead costs increased 39% year-over-year.

Depreciation and depletion expense increased to $96.3 million for the quarter ended March 31, 2005 from $79.6 million for the corresponding period in 2004.  On a per-unit basis, the depletion rate was $2.13 per Mcfe for the quarter ended March 31, 2005 compared to $2.02 per Mcfe in the corresponding period in 2004.  The increases in depletion expense and in the per-unit depletion rate in 2005 compared to 2004 were due primarily to the full effect of marginal properties sold in Canada.  The sales price received per unit was less than that cost pool’s depletion rate.  Therefore, the depletion rate on the remaining reserves in Canada increased.

Hedging

Forest currently has hedges in place for the remainder of 2005 and 2006 covering the aggregate average daily volumes and weighted average prices shown below.  Substantially all of the volumes hedged for 2005 and 2006 are associated with Forest’s acquisition activities.

	Remainder of 2005		2006 (1)
Natural gas swaps:
Contract volumes (BBtu/d)	107.8	(2)	50.0
Weighted average price (per MMBtu)	$5.16		6.02

Natural gas collars:
Contract volumes (BBtu/d)	47.8	(2)	—
Weighted average ceiling price (per MMBtu)	$7.18		—
Weighted average floor price (per MMBtu)	$5.90		—

Oil swaps:
Contract volumes (MBbls/d)	8.8	(2)	4.0
Weighted average price (per Bbl)	$35.96		31.58

Oil collars:
Contract volumes (MBbls/d)	1.5	(2)	1.0
Weighted average ceiling price (per Bbl)	$49.11		47.30
Weighted average floor price (per Bbl)	$43.00		42.00

Oil three-way collars:
Contract volumes (MBbls/d)	1.5		—
Weighted average ceiling price (per Bbl)	$32.00		—
Weighted average floor price (per Bbl)	$28.00		—
Three-way weighted average floor price (per Bbl)	$24.00		—

(1)          Represents hedged volumes associated with Forest’s acquisition activities.

(2)          100.0 of the 107.8 BBtu/d of hedged natural gas volumes, 27.8 of the 47.8 BBtu/d of hedged natural gas collar volumes, 6.5 of the 8.8 MBbls/d of hedged oil swap volumes, and 1.0 of the 1.5 MBbls/d of hedged oil collar volumes in 2005 are associated with Forest’s acquisition activities.

OPERATIONAL PROJECT UPDATE

Buffalo Wallow Acquisition, Texas Panhandle (66-100% Working Interest) — As previously announced, Forest closed on this acquisition on April 1, 2005.  Since closing, 4 additional Granite Wash wells have been completed with initial rates ranging from 1.2 to 3.2 MMcfe/d.  Forest currently has 4 rigs running in the area.  Additionally, production casing has been set on the Frye 1-10 well located in the Frye Ranch area southeast of Buffalo Wallow.  This well, drilled to 15,052 feet, logged Granite Wash pay as well as deeper pay in the Atoka formation.

Delaware Basin and Winkler County, Texas, Permian Basin (98-100% Working Interest) — Forest increased its gross acreage position in the area to approximately 27,000 acres and is currently drilling its first deep test in the Haley Atoka trend.  A second test will commence in the second quarter of 2005.

Minihan Acquisition, Permian Basin (50-100% Working Interest) — Exploitation and development drilling increased net production from 4 to 8 MMcfe/d.  Additional drilling and waterflood installations are in progress.

Tex-Mex Field, Permian Basin (60% Working Interest) — Gross field production had increased from 600 to 1,200 Bbls/d as a result of waterflood and exploitation activity.  Recent new shallow field pay has been discovered in the Clearfork formation and tested 160 Bbls/d.

Williston Basin (90% Working Interest) - Forest has acquired 8,000 gross acres in the Northwestern Williston Basin along with the corresponding 3-D seismic survey. Drilling on the identified oil prospects is expected to commence later this year.

Unocal Acquisition, Gulf Coast Onshore and Offshore (50-100% Working Interest) - During the first quarter of 2005, net production reached its highest levels since acquiring these properties in November 2003.  Net production has increased from 66 MMcfe/d at closing to a first quarter of 2005 average of 77 MMcfe/d despite a significant forecasted decline.  Other offshore highlights include the South Marsh Island 66 D-6 ST #1 well completed in the lower Pleistocene at 7.4 MMcfe/d and the South Marsh Island 11 #16, which tested 7.7 MMcfe/d from the Pliocene Sand.

South Pass 24, South Louisiana (100% Working Interest) - Forest assumed the remaining working interest and took over operatorship in the first quarter of 2005.  Production has increased from 3 MMcfe/d to 9 MMcfe/d.  Additional workover and drilling activity is expected in 2005 as well as operating cost reductions.

Wild River Area, Alberta, Canada (25-89% Working Interest) - Wild River continues to be our most active area in Canada with a two rig drilling program.  Gross production has increased from 17 to 26 MMcfe/d since the fourth quarter of 2004.  There are currently 5 wells awaiting completion and 9 wells awaiting pipeline connection.  Operations are currently delayed due to spring break-up.

Foothills Area, Alberta, Canada (40-100% Working Interest) - Three wells were drilled and cased during the first quarter of 2005.  Pipeline construction and additional drilling was delayed due to spring break-up.  The wells will be placed on-line and the additional drilling commenced as soon as weather permits.

2005 GUIDANCE

There are no changes to the 2005 guidance provided in Forest’s press release dated April 4, 2005.

NON-GAAP FINANCIAL MEASURES

In addition to net income determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Forest has provided net income adjusted for certain items, a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest’s ongoing operations. A reconciliation between GAAP net income and net income adjusted for certain items is provided in the paragraphs in which the adjusted net income is stated. Net income adjusted for certain items should not be considered a substitute for net income as reported in accordance with GAAP.

In addition to reporting earnings from continuing operations as defined under GAAP, Forest also presents EBITDA, which consists of net earnings from continuing operations plus interest expense, income tax expense, depreciation and depletion, unrealized loss on derivatives, impairment of oil and gas properties and accretion of asset retirement obligations.  Management uses this measure to assess the Company’s ability to generate cash to fund exploration and development activities and to service debt.  Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity.  EBITDA should not be considered as an alternative to net earnings from continuing operations as defined by GAAP.  The following is a reconciliation of net earnings from continuing operations to EBITDA (in thousands):

	Three Months Ended March 31,
	2005	2004

Net earnings from continuing operations	$38,871	19,637
Interest expense	14,499	12,947
Income tax expense	21,246	12,501
Depreciation and depletion	96,276	79,628
Unrealized loss on derivatives	6,580	1,031
Impairment of oil and gas properties	2,924	—
Accretion of asset retirement obligations	4,277	4,275
EBITDA	$184,673	130,019

Forest also presents net cash flow from operations, exclusive of working capital items, which consists of net cash provided by operating activities plus the period change in accounts receivable, other current assets, accounts payable and accrued expenses.  Management uses this measure to assess the Company’s ability to generate cash to fund exploration and development activities.  Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity.  Net cash flow from operations, exclusive of working capital items should not be considered as an alternative to net cash provided by operating activities as defined by GAAP.  The following is a reconciliation of net cash provided by operating activities to net cash flow from operations, exclusive of working capital items (in thousands):

	Three Months Ended March 31,
	2005	2004
Net cash provided by operating activities	$136,083	97,777
Changes in operating assets and liabilities:
Accounts receivable	6,243	(39,110)
Other current assets	1,599	10,989
Accounts payable and accrued expenses	23,558	46,024
Net cash flow from operations, exclusive of working capital items	$167,483	115,680

In addition to total debt, Forest also presents net debt, which consists of principal amount of long-term debt less cash and cash equivalents on hand at the end of the period.  Management uses this measure to assess the Company’s indebtedness, based on actual principal amounts owed and cash on hand which has not been applied to reduce the amounts of the credit facility.  The following table sets forth the components of net debt as of March 31, 2005 and December 31, 2004 (in millions):

	March 31, 2005		December 31, 2004
	Principal	Book(1)	Principal	Book(1)

Credit facilities and bank debt	$39	39	152	152
8% Senior notes due 2008	265	272	265	273
8% Senior notes due 2011	285	299	285	300
7 3/4% Senior notes due 2014	150	164	150	164
Total long-term debt	739	774	852	889
Cash and cash equivalents	6	6	55	55
Net debt	$733	768	797	834

(1)  Book amounts include the principal amount of long-term debt adjusted for unamortized gains on interest rate swaps of $29.2 million and $30.3 million at March 31, 2005 and December 31, 2004, respectively and an unamortized net premium on issuance of $6.2 million and $6.5 million at March 31, 2005 and December 31, 2004, respectively.

Forest presents free cash flow, which consists of net cash from operations, exclusive of working capital items less exploration and development capital expenditures.  Management uses this measure to assess the Company’s ability to generate cash to repay debt and fund acquisitions.  Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity.  Free cash flow should not be considered as an alternative to net cash provided by operating activities as defined by GAAP.  The following is a reconciliation of net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended March 31,
	2005	2004
Net cash provided by operating activities	$136,083	97,777
Changes in operating assets and liabilities:
Accounts receivable	6,243	(39,110)
Other current assets	1,599	10,989
Accounts payable and accrued expenses	23,558	46,024
Net cash flow from operations, exclusive of working capital items	167,483	115,680
Exploration and development capital expenditures	88,841	49,300
Free cash flow	$78,642	66,380

TELECONFERENCE CALL

Forest Oil Corporation management will hold a teleconference call on Thursday, May 5, 2005, at 1:00 p.m. ET (11:00 a.m. MT) to discuss the items described in this press release. If you would like to participate please call 1.800.399.6298 (for U.S./Canada) or 1.706.634.0924 (for International) and request the Forest Oil teleconference.

A replay will be available from May 5, 2005 through May 12, 2005. You may access the replay by dialing toll free 1.800.642.1687 (for U.S./Canada) or 1.706.645.9291 (for International), conference ID # 5841064.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.  These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest’s 2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.  Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks.  Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in the Gulf of Mexico, Texas, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit our website at www.forestoil.com.

May 4, 2005

###

FOREST OIL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2005	December 31, 2004
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$5,808	55,251
Accounts receivable	158,540	151,927
Current deferred tax asset	74,685	38,321
Other current assets	29,894	37,969
Total current assets	268,927	283,468

Net property and equipment	2,718,669	2,721,118

Goodwill	67,546	68,560
Other assets	50,233	49,359
	$3,105,375	3,122,505

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$194,594	217,640
Derivative instruments	170,754	80,523
Asset retirement obligations	29,229	25,452
Total current liabilities	394,577	323,615

Long-term debt	774,423	888,819
Asset retirement obligations	190,067	184,724
Derivative instruments	43,741	20,890
Other liabilities	37,529	35,785
Deferred income taxes	197,387	196,525
Total liabilities	1,637,724	1,650,358

Shareholders’ equity:
Common stock	6,253	6,159
Capital surplus	1,479,261	1,444,367
Retained earnings	104,843	66,007
Accumulated other comprehensive (loss) income	(71,757)	6,780
Treasury stock, at cost	(50,949)	(51,166)
Total shareholders’ equity	1,467,651	1,472,147
	$3,105,375	3,122,505

FOREST OIL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2005	2004
	(In Thousands Except Per Share Amounts)
Revenue:
Oil and gas sales:
Natural gas	$154,526	124,062
Oil, condensate and natural gas liquids	104,344	69,775
Total oil and gas sales	258,870	193,837
Processing income, net	1,421	416
Total revenue	260,291	194,253
Operating expenses:
Lease operating expenses	47,860	48,189
Production and property taxes	9,897	7,448
Transportation costs	5,172	3,692
General and administrative	10,756	6,360
Depreciation and depletion	96,276	79,628
Impairment of oil and gas properties	2,924	—
Accretion of asset retirement obligations	4,277	4,275
Total operating expenses	177,162	149,592
Earnings from operations	83,129	44,661
Other income and expense:
Other expense (income), net	1,933	(1,455)
Unrealized loss on derivative instruments	6,580	1,031
Interest expense	14,499	12,947
Total other income and expense	23,012	12,523
Earnings before income taxes and discontinued operations	60,117	32,138
Income tax expense:
Current	1,557	711
Deferred	19,689	11,790
Total income tax expense	21,246	12,501
Earnings from continuing operations	38,871	19,637
Loss from discontinued operations, net of tax	—	(575)
Net earnings	$38,871	19,062
Weighted average number of common shares outstanding:
Basic	60,209	53,684
Diluted	62,088	54,749

Basic earnings per common share:
Earnings from continuing operations	$.65	.37
Loss from discontinued operations, net of tax	—	(.01)
Net earnings per common share	$.65	.36

Diluted earnings per common share:
Earnings from continuing operations	$.63	.36
Loss from discontinued operations, net of tax	—	(.01)
Net earnings per common share	$.63	.35

FOREST OIL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2005	2004
	(In Thousands)
Cash flows from operating activities:

Net earnings	$38,871	19,062
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and depletion	96,276	79,628
Accretion of asset retirement obligations	4,277	4,275
Impairment of oil and gas properties	2,924	—
Unrealized loss on derivative instruments, net	6,580	1,031
Deferred income tax expense	19,689	12,511
Other, net	(1,134)	(827)
Changes in operating assets and liabilities:
Accounts receivable	(6,243)	39,110
Other current assets	(1,599)	(10,989)
Accounts payable and accrued expenses	(23,558)	(46,024)
Net cash provided by operating activities	136,083	97,777

Cash flows from investing activities:
Capital expenditures for property and equipment:
Exploration, development and acquisition costs	(96,603)	(59,417)
Other fixed assets	(693)	(639)
Proceeds from sale of assets	6,867	7,365
Sale of goodwill and contract value	—	8,493
Other, net	(6,217)	(1,002)
Net cash used by investing activities	(96,646)	(45,200)

Cash flows from financing activities:
Proceeds from bank borrowings	363,953	241,490
Repayments of bank borrowings	(477,000)	(284,000)
Proceeds from the exercise of options and warrants	24,383	3,707
Other, net	1,079	(67)
Net cash used by financing activities	(87,585)	(38,870)
Effect of exchange rate changes on cash	(1,295)	(67)
Net (decrease) increase in cash and cash equivalents	(49,443)	13,640
Cash and cash equivalents at beginning of period	55,251	11,509
Cash and cash equivalents at end of period	$5,808	25,149